Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

BKEP FINANCE CORPORATION

October 20, 2010

FIRST: The name of the corporation is BKEP Finance Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders. Cumulative voting of shares of Common Stock is not permitted.

FIFTH: The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address
Alex G. Stallings	Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136

SIXTH: The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders and until their successors are duly elected and qualified are as follows:

Name of Director	Mailing Address
J. Michael Cockrell	Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136

Alex G. Stallings	Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power to, nor limit their power to, adopt, amend or repeal the Bylaws. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Certificate of Incorporation and any Bylaws adopted by the Board of Directors or stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law, as the same exists or hereafter may be amended.

TENTH: The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first set forth above, in his capacity as sole incorporator.

/s/ Alex G. Stallings
Alex G. Stallings

[Certificate of Incorporation for BKEP Finance Corporation]